      STOCKHOLDER AGREEMENT, dated as of May 13, 1998 (this "Agreement"), among FILTRONIC PLC, a public limited company incorporated under the laws of England and Wales ("Parent"), FIL ACQUISITION CORP., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and John E. Miller (the "Stockholder").

            WHEREAS, Parent, Merger Sub and Sage Laboratories, Inc., a Massachusetts corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of the Offer (as defined in the Merger Agreement) by Parent or Merger Sub for all the outstanding shares of common stock, par value $.10 per share, of the Company ("Company Common Stock") and (ii) the merger of Merger Sub and the Company (the "Merger");

            WHEREAS, the Stockholder is the record and beneficial owner of 12,000 shares of Company Common Stock; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by the Stockholder, including shares of Company Common Stock issuable upon the exercise of options or warrants to purchase Company Common Stock (as the same may be adjusted as aforesaid), and such options to purchase shares of Company Common Stock being collectively referred to herein as the "Shares"; and

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholder enter into this Agreement.

            NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

            1. AGREEMENT

                  (a) Purchase and Sale of Shares.

      Parent or Merger Sub hereby agrees to purchase, and the Stockholder hereby agrees to sell, all of the Stockholder's Shares at a price per Share of $17.50, subject only to the condition that Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer (the "Purchase"). The closing of the Purchase shall be effected by the Stockholder delivering all of its Shares, and by Parent or Merger Sub paying for such Shares at the time of the consummation of the Offer. Parent agrees to make available to Merger Sub the funds required to effect the Purchase.


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                  (b) Break-Up Fee. In the event the Merger Agreement is
terminated under circumstances entitling Parent to a termination fee pursuant to
Section 12.4(b) of the Merger Agreement, the Stockholder shall pay to Merger Sub an amount equal to (i) the cash consideration and Fair Market Value (as defined below) of any non-cash consideration received by the Stockholder in exchange for the Stockholder's Shares upon consummation within twelve (12) months of the date of termination of the Merger Agreement, or pursuant to an agreement entered into within twelve (12) months of the date of termination of the Merger Agreement, of an Acquisition Proposal (as defined in the Merger Agreement) with a third party that was announced or commenced subsequent to the date hereof and on or prior to the date of termination of the Merger Agreement, less the sum of (i) the amount equal to the price per share of the Offer made by the Merger Sub multiplied by the number of Stockholder's Shares and (ii) the amount paid to Merger Sub pursuant to Section 12.4(b) of the Merger Agreement multiplied by a fraction the numerator of which is the number of Stockholder's Shares, and the denominator of which is the total number of Shares of the Company Common Stock subject to a Stockholder Agreement (as defined in the Merger Agreement); provided, that such amount shall be payable only if such amount calculated pursuant to this paragraph is greater than zero.

      "Fair Market Value" shall mean (i) in respect of any securities upon the date such consideration is received by the Stockholder, the last sale price on such day on the principal stock exchange (including the Nasdaq National Market) on which such securities are then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if the securities are not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System, the National Quotation Bureau, Inc. or other similar firm then engaged in such business, (iv) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., or any successor corporation thereto, selected by Merger Sub and reasonably satisfactory to the Stockholder, or (v) if no such quotation is available or the consideration paid is other than cash or securities, then Fair Market Value shall be determined by a nationally recognized investment banking or accounting firm selected by Parent or Merger Sub and reasonably satisfactory to the Stockholder that does not have, or has not within two years had, an indirect or direct material financial interest in or pecuniary relationship with Parent, Merger Sub or Stockholder (other than fees and expenses to be paid in respect of such appraisal). The fees and expenses of such investment banking or accounting firm shall be borne by Parent.

            2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

                  (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this


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Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except for the informational filings with the Securities and Exchange Commission and any consents, approval, clearances or authorizations identified in the Merger Agreement, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other domestic governmental or regulatory authority or agency (a "Governmental Entity").

                  (b) Conflicting Instruments; No Transfer. Neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, be in conflict with, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any contract, agreement or other instrument, or any judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound, except for any breach, violation, conflict, default, conflict or Lien which, individually or in the aggregate, would not impair or affect the Stockholder's ability to sell, or to deliver his proxy for, the Shares according to the terms of this Agreement and to approve the Merger Agreement and the transactions contemplated thereby.

                  (c) The Shares. The Stockholder's Shares and the certificates representing the Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has good and valid title to the Shares and will deliver the Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Except as set forth in the Company's SEC Documents (as defined in the Merger Agreement), the Stockholder owns of record or beneficially no shares of Company Common Stock other than the Stockholder's Shares.

                  (d) Brokers. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.


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                  (e) Merger Agreement. The Stockholder understands and
acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

            3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby jointly and severally represent and warrant to the Stockholder as follows:

                  (a) Authority. Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                  (b) Securities Act. The Shares will be acquired in compliance with, and neither Parent nor Merger Sub will offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of, the Securities Act of 1933, as amended.

            4. COVENANTS OF THE STOCKHOLDER. The Stockholder agrees as follows:

                  (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Company Common Stock) to any person other than Parent, Merger Sub or Merger Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                  (b) Other than pursuant to a fiduciary duty as a director or officer of the Company and as permitted in Sections 7.2 and 9.5 of the Merger Agreement, until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined in the Merger Agreement) or (ii) participate in


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any discussions or negotiations regarding any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder shall be deemed to be a violation of this Section 4(b) by the Stockholder.

                  (c) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder hereunder, (ii) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) any Acquisition Proposal, (B) any amendment of the Company's articles of organization or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company; (D) any material change in the present capitalization or dividend policy of the Company; and (E) any other material change in the Company's corporate structure or business (collectively, "Frustrating Transactions"). The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

            5. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY. (a) The Stockholder hereby irrevocably grants to, and appoints, Christopher Schofield and John Samuel, and any other individual who shall hereafter be designated by Parent, and each of them, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of the Shares, at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Acquisition Proposal or Frustrating Transaction, and for no other purpose.

            (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.


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            (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

            6. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Stockholder's Shares as contemplated by Section 5. Parent and Merger Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement.

            7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement and the obligations of the Stockholder hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, trustees, administrators or successors.

            8. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of the date upon which the Merger Agreement is terminated pursuant to Section 11.1, the date that Merger Sub shall have purchased and paid for all the Stockholders' Shares in the Offer or pursuant to Section 1 and the date upon which the Offer is terminated. Notwithstanding the foregoing, this sentence and Sections 1(b), 2, 6, 10, 11, 12 and 13 shall survive any termination of this Agreement

            9. STOP TRANSFER. The Company agrees with, and covenants to, Parent and Merger Sub that the Company shall not register the transfer of any certificate representing the Stockholder's Shares unless such transfer is made in accordance with the terms of this Agreement.


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            10. GENERAL PROVISIONS. (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

            (b) Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i)   if to Parent, to

                  Filtronic plc
                  Salts Mill Road, Saltaire
                  Shipley, BD18 3TT
                  Attn: Chris Schofield

                  with a copy to:

                  Nancy Fuchs, Esq.
                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, New York 10022

                  and

            (ii)  if to Stockholder, to:

                  Janusz J. Majewski
                  c/o Sage Laboratories, Inc.
                  11 Huron Drive
                  East Natick Industrial Park
                  Natick, MA  01760



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                  with a copy to:

                  Stanley Keller, Esq.
                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA  02108-3190

            (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (f) Counterparts.This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (including the documents and instruments referred to herein and therein) (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (h) Publicity. Except as otherwise required by law or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, none of the Stockholder, Merger Sub or Parent shall, nor shall Parent or Merger Sub permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties.

            11. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. The Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder's Shares and nothing herein shall limit or affect any actions taken by the Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement or required by applicable law.


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            12. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a)
This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without regard to any applicable conflicts of law principles.

            (b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Massachusetts court, or any Federal court sitting in the Massachusetts District. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

            13. PERFORMANCE BY MERGER SUB. Parent covenants and agrees for the benefit of the Stockholder that it shall cause Merger Sub to perform in full each obligation of Merger Sub set forth in this Agreement.

            14. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without any bond or other security being rendered, in any court of the United States located in the Commonwealth of Massachusetts or any Massachusetts court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.


                              FILTRONIC PLC



                              By: /s/ Christopher Schofield
                                  ---------------------------------------
                                  Name:   Christopher Schofield
                                  Title:   Company Secretary and Solicitor


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                             FIL ACQUISITION CORP.



                             By: /s/ J. David Rhodes
                                 -----------------------------------------
                                 Name: Professor J. David Rhodes
                                 Title: President



                             By: /s/ Christopher Schofield
                                 -----------------------------------------
                                 Name: Christopher Schofield
                                 Title: Clerk



                             STOCKHOLDER:



                              By: /s/ John E. Miller
                                  ---------------------------------------
                                    Name: John E. Miller
                                    Title: Director



ACKNOWLEDGED AND AGREED TO AS TO SECTION 9 AS OF THE DATE FIRST WRITTEN ABOVE:

SAGE LABORATORIES, INC.


By:  /s/ Carl A. Marguerite
     -----------------------------------
      Name: Carl A. Marguerite
      Title: Chief Executive Officer


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